SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or
15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported):
April 25, 2007

INHIBITON THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-57946	88-0448626
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7315 East Peakview Avenue
Englewood, Colorado 80111
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 796-8940

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Inhibiton Therapeutics, Inc. (the “Company”) was recently provided an update from the primary researcher, Dr. Mildred Acevedo-Duncan, Ph.D., as to the progress of the research project the Company has been funding since September 2004 at the James A. Haley Veterans' Hospital in Tampa, Florida.

As part of this update, the Company has learned that approximately 100,000 compounds from the National Institutes of Health were screened for the PKC isozyme being studied. PKC isozymes control cell multiplication and therefore it is believed that a PKC inhibitor should block the proliferation of cancer cells. The research project is studying the theory that synthesis of a PKC inhibitor has the potential to block the proliferation of tumors and cancer cells. The researchers believe that synthesis of the PKC inhibitor holds potential for a cancer chemotherapeutic drug because the PKC isozyme is overproduced in benign tumors and malignant cancer cells but not in normal cells. Twenty compounds were identified that could serve as a PKC inhibitor and out of those twenty, one PKC inhibitor was chosen to be synthesized because it is closely related to current FDA approved therapies. This has been named as ICA-1. It is intended for cell culture testing to begin in April 2007 followed by nude mice studies and if appropriate, potentially clinical trials. Progress has also been made in the molecular biology to obtain the structure of the PKC isozyme in an attempt to verify that the PKC inhibitor works as intended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INHIBITON THERAPEUTICS, INC.
Date: April 25, 2007	By: /s/ Thomas B. Olson Thomas B. Olson, Secretary